EXHIBIT 99.1

 Advanced Marketing Services Announces Appointment of Adam R. Zoldan
                    as New Chief Marketing Officer

    SAN DIEGO--(BUSINESS WIRE)--Nov. 24, 2004--Advanced Marketing Services, Inc. (AMS) (NYSE:MKT), a leading global provider of customized wholesale distribution services to book retailers and publishers, today announced the appointment of Adam R. Zoldan as AMS's new Executive Vice President and Chief Marketing Officer. Mr. Zoldan joined the Company in January 1995 as Vice President - Marketing, was promoted to Executive Vice President in April 2001, and most recently was Executive Vice President - Wholesaler/Retailer Services.
    Bruce C. Myers, AMS's President and CEO, said, "I'm pleased to announce the promotion of Adam Zoldan to Executive Vice President and Chief Marketing Officer. In this newly created position, Adam is directly responsible for domestic wholesale merchandising and related domestic product sales and marketing. In addition to domestic wholesale merchandising, sales and marketing, Adam is now also responsible for the creation and coordination of our international sales and marketing strategies. I believe this reorganization will reap many benefits, including a better alignment of our product selection and planning with the needs of our customers. Adam will empower his new combined team to get closer to our customers, to better understand their needs, and to become more creative about our solutions and service."

    ABOUT ADVANCED MARKETING SERVICES, INC.

    Headquartered in San Diego, Advanced Marketing Services, Inc.
(AMS) is a leading global provider of customized wholesaling, distribution and publishing services to the book industry. The Company has operations in the U.S., Canada, Mexico, Singapore, the United Kingdom and Australia and employs approximately 1,400 people worldwide. AMS provides a full range of value-added services that provide its retail customers with book-buying advice and expert supply chain management, including advertising and promotional support, to ensure the success of their book programs. The Company's proprietary Vendor Managed Inventory (VMI) software is a unique tool that allows its book specialists to manage efficiently and effectively the book distribution supply chain for the benefit of its membership warehouse club customers. Publishers Group Worldwide (PGW), the global book distribution arm of AMS, provides independent publishers with exclusive full service English-language sales and distribution services.
    Recent public announcements about Advanced Marketing Services, Inc. are available on both the Company's Website, www.advmkt.com, and on Business Wire, www.businesswire.com.

    Forward-looking statements in this public announcement are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements that involve risks and uncertainties.
    Certain important factors could cause results to differ materially from those anticipated by the forward-looking statements, including the results of the independent audit of the Company's financial statements, the ongoing internal review, and other factors discussed from time to time in reports filed by the Company with the Securities and Exchange Commission. The Company does not assume any duty to update forward-looking statements. Such statements are based on information available as of the date hereof, and are made only as of the date of this public announcement.

    CONTACT: Advanced Marketing Services, Inc.
             Chuck Williams, 858-450-3545
             chuckw@advmkt.com